Exhibit 10.16

AMENDMENT

TO THE

PITTWAY CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Pittway Corporation Supplemental Executive Retirement Plan shall be, and hereby is, amended by inserting the following new paragraph at the end of Section 2.3:

“Notwithstanding any provision of this plan to the contrary, the benefit for a participant who is accruing a benefit in this plan as of December 31, 2015 shall be calculated by taking into account the amendments that were made to the definition of Earnings in Supplement DD of the Honeywell Retirement Earnings Plan. For the avoidance of doubt, earnings for any year beginning after December 31, 2015 shall equal the lesser of the participant’s earnings for that year or the participant’s earnings for the 2015 year.”